================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                                ----------------

                                (AMENDMENT NO. 4)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                             BARNEYS NEW YORK, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $.01 PER SHARE                  06808T 107
--------------------------------------     -------------------------------------
    (Title of class of securities)                    (CUSIP number)


                              DAVID A. STRUMWASSER
                          WHIPPOORWILL ASSOCIATES, INC.
                                11 MARTINE AVENUE
                          WHITE PLAINS, NEW YORK 10606
                                 (914) 683-1002
--------------------------------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)


                                 WITH A COPY TO:

                              TED S. WAKSMAN, ESQ.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                          New York, New York 10153-0119
                                 (212) 310-8000
                                November 10, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on the following pages)
                              (Page 1 of 17 Pages)

================================================================================

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 2 of 17
---------------------------------------------------------------------------                ----------------------------------------
--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                Whippoorwill Associates, Inc.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a)  [   ]
                                                                                                                 (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS:                               OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    5,658,344
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               5,658,344
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       5,658,344
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                       [  ]
                                                                                                                          --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     39.3%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   IA; CO
--------------------------- -------------------------------------------------------------------------------------------------------



                                       2

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 3 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Shelley F. Greenhaus

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                          (a)  [   ]
                                                                                                                       (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                     [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                         30,000

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    5,658,344
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                    30,000
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               5,658,344
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       5,688,344
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [  ]
                                                                                                                           --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     39.4%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       3

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 4 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   David A. Strumwasser

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                       (a)  [   ]
                                                                                                                    (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                         30,000

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    5,658,344
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                    30,000
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               5,658,344
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       5,688,344
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                         [  ]
                                                                                                                            --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     39.4%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- -------------------------------------------------------------------------------------------------------



                                       4

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 5 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Vega Partners, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                          (a)  [   ]
                                                                                                                       (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                       81,298
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                  81,298
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                          81,298
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                     [  ]
                                                                                                                        --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      0.6%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       5

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 6 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Vega Partners II, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)  [   ]
                                                                                                                  (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                    [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                      527,769
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                 527,769
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                         527,769
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [  ]
                                                                                                                         --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      3.8%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       6

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 7 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Vega Partners III, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                      (a) [   ]
                                                                                                                   (b) [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                             -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    1,416,354
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               1,416,354
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       1,416,354
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [  ]
                                                                                                                         --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     10.1%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       7

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 8 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Vega Partners IV, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                       (a) [   ]
                                                                                                                    (b) [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                             -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                      879,855
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                 879,855
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                         879,855
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                     [  ]
                                                                                                                        --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      6.3%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       8

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 9 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Whippoorwill Partners, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                      (a) [   ]
                                                                                                                   (b) [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                             -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    2,296,209
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               2,296,209
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       2,296,209
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                       [  ]
                                                                                                                          --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     16.4%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       9

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 10 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Vega Offshore Fund Ltd.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                              (a)  [   ]
                                                                                                              (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                    [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       British Virgin Islands
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                       93,116
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                  93,116
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                          93,116
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [  ]
                                                                                                                       --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      0.7%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   CO
--------------------------- -------------------------------------------------------------------------------------------------------




                                       10

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 11 of 17
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                         Whippoorwill Profit Sharing Plan

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                  (a)  [   ]
                                                                                                                  (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       New York, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                        9,799
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                   9,799
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                           9,799
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                       [  ]
                                                                                                                          --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      0.1%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   EP
--------------------------- -------------------------------------------------------------------------------------------------------


           This Amendment No. 4 ("Amendment No. 4") amends the Statement on
Schedule 13D (the "Schedule 13D") filed on March 27, 2000, as amended by Amendment No. 1 filed on September 11, 2000, as amended by Amendment No. 2 filed on October 25, 2000, and as amended by Amendment No. 3 filed on January 15, 2003, by and on behalf of Whippoorwill Associates, Inc. ("Whippoorwill"), Shelley F. Greenhaus ("Mr. Greenhaus"), David A. Strumwasser ("Mr. Strumwasser"), Vega Partners, L.P., Vega Partners II, L.P., Vega Partners III, L.P., Vega Partners IV, L.P., Whippoorwill Partners, L.P., Vega Offshore Fund Ltd. and Whippoorwill Profit Sharing Plan (the foregoing being referred to collectively as the "Reporting Persons") with respect to their ownership of common stock, par value $0.01 per share ("Common Stock"), of Barneys New York, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Schedule 13D.

ITEM 4.  PURPOSE OF TRANSACTION.

Merger Agreement

           On November 10, 2004, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones"), Flintstone Acquisition Corp., a Delaware corporation ("Merger Sub"), and the Company pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub would be merged with and into Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger. The Merger Agreement provides that, upon consummation of the Merger, each outstanding share of Common Stock of the Company will be entitled to receive $19 per share in cash.

           Subject to the satisfaction or waiver of certain closing conditions set forth in the Merger Agreement, upon consummation of the Merger, Jones will become the sole owner of all of the outstanding capital stock of the Company and the Reporting Persons will cease to own any capital stock of the Company and will be entitled to receive the merger consideration in exchange for shares of capital stock of the Company. The Reporting Persons will no longer be deemed the beneficial owner of any shares of the Company following the Merger.

Principal Stockholders' Agreement

           In connection with the execution of the Merger Agreement, on November 10, 2004, Whippoorwill, Bay Harbour Management L.C., the Company and Jones entered into a Principal Stockholders' Agreement (the "Stockholders' Agreement") pursuant to which Whippoorwill agreed, among other things, to cause the record holders of its shares of Common Stock to execute and deliver written consents in accordance with Section 228 of the Delaware General Corporation Law adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement.

           The foregoing summaries of the Merger Agreement and the Stockholders' Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements attached hereto as Exhibit 1 and Exhibit 2, respectively.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

           (a) The responses of the Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 4 are incorporated herein by reference. As of November 10, 2004, the Reporting Persons beneficially owned the number of shares of Common Stock listed below, representing approximately the percentage of the outstanding shares of Common Stock set forth opposite such number (based on the number of shares outstanding as of November 10, 2004 (14,003,230 shares), as set forth in the Merger Agreement filed as Exhibit 2.1 to the Company's Form 8-K, filed with the Securities and Exchange Commission on November 12, 2004).

------------------------------------------- -------------------------------- ----------------------------
                 Name                               Number of Shares               Percent of Class
------------------------------------------- -------------------------------- ----------------------------
Whippoorwill Associates, Inc.               5,658,344 (1)                    39.3%
------------------------------------------- -------------------------------- ----------------------------
Shelley F. Greenhaus                        5,688,344 (2)                    39.4%
------------------------------------------- -------------------------------- ----------------------------
David A. Strumwasser                        5,688,344 (2)                    39.4%
------------------------------------------- -------------------------------- ----------------------------
Vega Partners, L.P.                         81,298                           0.6%
------------------------------------------- -------------------------------- ----------------------------
Vega Partners II, L.P.                      527,769                          3.8%
------------------------------------------- -------------------------------- ----------------------------
Vega Partners III, L.P.                     1,416,354                        10.1%
------------------------------------------- -------------------------------- ----------------------------
Vega Partners IV, L.P.                      879,855                          6.3%
------------------------------------------- -------------------------------- ----------------------------
Whippoorwill Partners, L.P.                 2,296,209                        16.4%
------------------------------------------- -------------------------------- ----------------------------
Vega Offshore Fund Ltd.                     93,116                           0.7%
------------------------------------------- -------------------------------- ----------------------------
Whippoorwill Profit Sharing Plan            9,799                            0.1%
------------------------------------------- -------------------------------- ----------------------------

-----------------

(1) Includes 496,117 shares beneficially owned by Mr. Socol which are the subject of the Socol Stockholders Agreement, pursuant to which Mr. Socol agreed to vote such shares at the direction of Whippoorwill.

(2) Includes 30,000 shares issuable upon the exercise of options granted to each of Mr. Greenhaus and Mr. Strumwasser under the Company's Stock Option Plan for Non-Employee Directors.


           (b) The responses of the Reporting Persons to (i) Rows (7) through
(10) of the cover pages of this Amendment No. 4 and (ii) Item 5(a) hereof are incorporated by reference.

           (c) Not applicable

           (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock, except the dividends from, or proceeds from the sale of shares of Common Stock in each respective account managed by Whippoorwill and the investment partnerships for which Whippoorwill acts as an investment advisor or for which Whippoorwill has discretionary authority, will be delivered into each such respective account or to such investment partnership, as the case may be. Other than as described in Item 5 hereof, no such individual account, investment partnership or limited partner thereof has an interest in shares of Common Stock reported in this Schedule 13D representing more than five percent of the Common Stock outstanding, except for The President and Fellows of Harvard College.

           (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           The information set forth in Item 4 hereto is incorporated herein by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS


EXHIBIT 1. Agreement and Plan of Merger by and among Barneys New York, Inc., Jones Apparel Group, Inc. and Flintstone Acquisition Corp., dated November 10, 2004 (incorporated by reference to Exhibit 2.1 to the Form 8-K of Barneys New York, Inc., filed with the Securities and Exchange Commission on November 12, 2004).


EXHIBIT 2. Principal Stockholders' Agreement by and among Barneys New York, Inc., Whippoorwill Associates, Inc., Bay Harbour Management L.C. and Jones Apparel Group, Inc., dated November 10, 2004 (incorporated by reference to Exhibit 10.1 to the Form 8-K of Barneys New York, Inc., filed with the Securities and Exchange Commission on November 12, 2004).

                                   SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated as of: November 17, 2004

                                     WHIPPOORWILL ASSOCIATES, INC.

                                     By: /s/ Shelley F. Greenhaus
                                         --------------------------------------
                                         Name: Shelley F. Greenhaus
                                         Title: Managing Director


                                         /s/ Shelley F. Greenhaus
                                         --------------------------------------
                                         SHELLEY F. GREENHAUS


                                         /s/ David A. Strumwasser
                                         --------------------------------------
                                         DAVID A. STRUMWASSER


                                     VEGA PARTNERS, L.P.

                                     By: WHIPPOORWILL ASSOCIATES, INC.,
                                         as General Partner

                                         By: /s/ Shelley F. Greenhaus
                                             ----------------------------------
                                             Name: Shelley F. Greenhaus
                                             Title: Managing Director


                                     VEGA PARTNERS II, L.P.

                                     By: WHIPPOORWILL ASSOCIATES, INC.,
                                         as General Partner

                                          By: /s/ Shelley F. Greenhaus
                                              ---------------------------------
                                              Name: Shelley F. Greenhaus
                                              Title: Managing Director

                                     VEGA PARTNERS III, L.P.

                                     By: WHIPPOORWILL ASSOCIATES, INC.,
                                         as Agent

                                         By: /s/ Shelley F. Greenhaus
                                             ----------------------------------
                                             Name: Shelley F. Greenhaus
                                             Title: Managing Director


                                     VEGA PARTNERS IV, L.P.

                                     By: WHIPPOORWILL ASSOCIATES, INC.,
                                         as Agent

                                         By: /s/ Shelley F. Greenhaus
                                             ----------------------------------
                                             Name: Shelley F. Greenhaus
                                             Title: Managing Director


                                     VEGA OFFSHORE FUND LTD.

                                     By: WHIPPOORWILL ASSOCIATES, INC.,
                                         as Agent

                                         By: /s/ Shelley F. Greenhaus
                                             ----------------------------------
                                             Name: Shelley F. Greenhaus
                                             Title: Managing Director


                                     WHIPPOORWILL PROFIT SHARING PLAN

                                     By: WHIPPOORWILL ASSOCIATES, INC.,
                                         as Agent

                                         By: /s/ Shelley F. Greenhaus
                                             ----------------------------------
                                             Name: Shelley F. Greenhaus
                                             Title: Managing Director

                                     WHIPPOORWILL PARTNERS, L.P.

                                     By: WHIPPOORWILL ASSOCIATES, INC.,
                                         as General Partner

                                          By: /s/ Shelley F. Greenhaus
                                              ---------------------------------
                                              Name: Shelley F. Greenhaus
                                              Title: Managing Director